Exhibit 10.12

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA”) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA”), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK), an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the NIH.

and

Intercept Pharmaceuticals, Inc.,
hereinafter referred to as the “Collaborator”,
having offices at 18 Desbrosses Street, New York, New York, 10013, created and operating under the laws of Delaware.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT
FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Article 1.	Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 22). The official contacts for the Parties are identified on the Contacts Information Page (page 23). Publicly available information regarding this CRADA appears on the Summary Page (page 24). The research and development activities that will be undertaken by ICD, ICD’s contractors or grantees, and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2.	Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

“Adverse Drug Experience” or “ADE” means an Adverse Event associated with the use of the Test Article, that is, an event where there is a reasonable possibility that the Test Article may have caused the event (a relationship between the Test Article and the event cannot be ruled out), in accordance with the definitions of 21 C.F.R. Part 310, 305, or 312, or other applicable regulations.

“Adverse Event” or “AE” means any untoward medical occurrence in a Human Subject administered Test Article. An AE does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. See FDA Good Clinical Practice Guideline (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance, 62 Federal Register 25, 691 (1997)).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Annual Report” means the report of progress of an IND-associated investigation that the Sponsor must submit to the FDA within sixty (60) days of the anniversary of the effective date of the IND (pursuant to 21 C.F.R. § 312.33).

“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

“Clinical Data in ICD’s Possession and Control” means all Raw Data that ICD employees create directly; and all copies of Raw Data and Summary Data that ICD obtains from Clinical Investigators or contractors performing CRADA activities.

“Clinical Investigator” means, in accordance with 21 C.F.R. § 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects.

“Clinical Research Site(s)” means the site(s) at which the Protocol(s) described in the Research Plan will be performed.

“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan. The term “Collaborator Materials” does not include “Test Article” (defined below).

“Confidential Information” means confidential scientific, business, financial information, or Identifiable Private Information provided that Confidential Information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of 1986, as amended (15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

“CRADA Data” means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

“CRADA Principal Investigator(s)” or “CRADA PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan.

“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

“Drug Master File” or “DMF” is described in 21 C.F.R. Part 314.420. A DMF is a submission to the FDA that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.

“Effective Date” means the date of the last signature of the Parties executing this Agreement.

“Government” means the Government of the United States of America.

“Human Subject” means, in accordance with the definition in 45 C.F.R. § 46.102(f), a living individual about whom an investigator conducting research obtains:

(a)	data through intervention or interaction with the individual; or

(b)	Identifiable Private Information.

“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

“IND” means an “Investigational New Drug Application,” filed in accordance with 21 C.F.R. Part 312 under which clinical investigation of an experimental drug or biologic (Test Article) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

“Institutional Review Board” or “IRB” means, in accordance with 45 C.F.R. Part 46, 21 C.F.R. part 56, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a study.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigator’s Brochure” means, in accordance with the definition in 21 C.F.R. § 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the drug or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the drug.

“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

“Placebo” means an inactive substance identical in appearance to the material being tested that is used to distinguish between drug action and suggestive effect of the material under study.

“Protocol” means the formal, detailed description of a study to be performed as provided for in the Research Plan. It describes the objective(s), design, methodology, statistical considerations, and organization of a trial. For the purposes of this CRADA, the term, Protocol, for clinical research involving Human Subjects, includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the study.

“Raw Data” means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA.

“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties. The Research Plan should describe the provisions for sponsoring the IND, clinical and safety monitoring, and data management.

“Sponsor” means, in accordance with the definition in 21 C.F.R. § 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with Test Articles, and is sometimes referred to as the IND holder.

“Steering Committee” means the research and development team whose composition and responsibilities with regard to the research performed under this CRADA are described in Appendix A.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

“Summary Data” means any extract or summary of the Raw Data, generated either by or, on behalf of, ICD or by, or on behalf of, Collaborator. Summary Data may include extracts or summaries that incorporate IPI.

“Test Article” means, in accordance with 21 C.F.R. § 50.30(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act that is intended for administration to humans or animals, including a drug or biologic as identified in the Research Plan and Appendix B, that is used within the scope of the Research Plan. The Test Article may also be referred to as Investigational Agent, Study Material, or Study Product.

Article 3.	Cooperative Research and Development

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as ICD’s contractors or grantees as described in the Research Plan. However, ICD’s contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by ICD’s contractors or grantees. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2	Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3	Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan and Protocol(s), not to transfer these materials to third parties except in accordance with the Research Plan and Protocol(s) or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4	Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.5	Disclosures to ICD. Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement and in which Collaborator had a PHS license terminated in accordance with 37 C.F.R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with the definition in Article 2 and Paragraphs 8.3 and 8.4.

3.6	Clinical Investigator Responsibilities. The Clinical Investigator will be required to submit, or to arrange for submission of, each Protocol associated with this CRADA to all appropriate IRBs, and for ensuring that the IRBs are notified of the role of Collaborator in the research. In addition to the Protocol all associated documents, including informational documents and advertisements, must be reviewed and approved by the appropriate IRB(s) before starting the research at each Clinical Research Site. The research will be done in strict accordance with the Protocol(s) and no substantive changes in a finalized Protocol will be made unless mutually agreed upon, in writing, by the Parties. Research will not commence (or will continue unchanged, if already in progress) until each substantive change to a Protocol, including those required by either the FDA or the IRB, has been integrated in a way acceptable to the Parties, submitted to the FDA (if applicable) and approved by the appropriate IRBs.

3.7	Investigational Applications.

3.7.1	If an IND is required either ICD or Collaborator, as indicated in the Research Plan, will submit an IND, and all Clinical Investigators must have completed registration documents on file (1572 forms).

3.7.2	If ICD elects to file its own IND, Collaborator agrees to provide ICD background data and information necessary to support the IND. Collaborator further agrees to provide a letter of cross-reference to all pertinent regulatory filings sponsored by Collaborator. Collaborator’s employees will be reasonably available to respond to inquiries from the FDA regarding information and data contained in the Collaborator’s IND, DMF, other filings, or other information and data provided to ICD by the Collaborator pursuant to this Article 3. If ICD has provided information or data to assist Collaborator in its IND filing, ICD will provide a letter of cross reference to its IND and respond to inquiries related to information provided by ICD, as applicable.

3.7.3	If Collaborator supplies Confidential Information to ICD in support of an IND filed by ICD, this information will be protected in accordance with the corresponding confidentiality provisions of Article 8.

3.7.4	Collaborator may sponsor its own clinical trials and hold its own IND for studies performed outside the scope of this CRADA. These studies, however, should not adversely affect the ability to accomplish the goal of the Research Plan, for example, by competing for the same study population. All data from those clinical trials are proprietary to Collaborator for purposes of this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.8	Test Article Information and Supply. Collaborator agrees to provide ICD without charge and on a schedule that will ensure adequate and timely performance of the research, a sufficient quantity of formulated and acceptably labeled, clinical-grade Test Article (and, as required by the Protocol(s), Placebo) to complete the clinical trial(s) agreed to and approved under this CRADA. Collaborator will provide a Certificate of Analysis to ICD for each lot of the Test Article provided.

3.9	Test Article Delivery and Usage. Collaborator will ship the Test Article and, if required, Placebo to ICD or its designee in containers marked in accordance with 21 C.F.R. § 312.6. ICD agrees that the Clinical Investigators will keep appropriate records and take reasonable steps to ensure that the Test Article is used in accordance with the Protocol(s) and applicable FDA regulations. In addition, ICD agrees that the Test Article (and all Confidential Information supplied by Collaborator relating to the Test Article) will be used solely for the conduct of the CRADA research and development activities. Furthermore, ICD agrees that no analysis or modification of the Test Article will be performed without Collaborator’s prior written consent. At the completion of the Research Plan, any unused quantity of Test Article will be returned to Collaborator or disposed as directed by Collaborator. Pharmacy contacts at ICD or its designee will be determined by ICD and communicated to Collaborator.

3.10	Monitoring.

3.10.1	The Sponsor or its designee will be primarily responsible for monitoring clinical sites and for assuring the quality of all clinical data, unless otherwise stated in the Research Plan. Monitoring will comply with FDA Good Clinical Practice (International Conference on Harmonisation (ICH) E6: “Good Clinical Practice: Consolidated Guidance; 62 Federal Register 25, 691 (1997)). The other Party may also perform quality assurance oversight. The monitor will communicate significant Protocol violations and submit documentation of monitoring outcomes on Protocol insufficiencies to the other Party in a timely manner.

3.10.2	Subject to the restrictions in Article 8 concerning IPI, and with reasonable advance notice and at reasonable times, ICD will permit Collaborator or its designee(s) access to clinical site(s) to monitor the conduct of the research, as well as to audit source documents containing Raw Data, to the extent necessary to verify compliance with FDA Good Clinical Practice and the Protocol(s).

3.11	FDA Meetings/Communications. All meetings with the FDA concerning any clinical trial within the scope of the Research Plan will be discussed by Collaborator and ICD in advance. Each Party reserves the right to take part in setting the agenda for, to attend, and to participate in these meetings. The Sponsor will provide the other Party with copies of FDA meeting minutes, all transmittal letters for IND submissions, IND safety reports, formal questions and responses that have been submitted to the FDA, Annual Reports, and official FDA correspondence, pertaining either to the INDs under this CRADA or to the Clinical Investigators on Protocols performed in accordance with the Research Plan, except to the extent that those documents contain the proprietary information of a third party or dissemination is prohibited by law.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 4.	Reports

4.1	Interim Research and Development Reports. The CRADA PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, detailed correspondence, circulation of draft manuscripts, Steering Committee reports, copies of Annual Reports and any other reports updating the progress of the CRADA research. However, the Parties must exchange updated Investigator’s Brochure, formulation and preclinical data, and toxicology findings, as they become available.

4.2	Final Research and Development Reports. The Parties will exchange final reports of their results within six (6) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3	Fiscal Reports. If Collaborator has agreed to provide funding to ICD under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

4.4	Safety Reports. In accordance with FDA requirements, the Sponsor will establish and maintain records and submit safety reports to the FDA, as required by 21 C.F.R. § 312.32 and 21 C.F.R. 812.150(b)(1), or other applicable regulations. In the conduct of research under this CRADA, the Parties will comply with specific ICD guidelines and policies for reporting ADEs and AEs, as well as procedures specified in the Protocol(s). The Sponsor must provide the other Party with copies of all Safety Reports concurrently with their submission to the FDA, and with any other information affecting the safety of Human Subjects in research conducted under this CRADA.

4.5	Annual Reports. The Sponsor will provide the other Party a copy of the Annual Report concurrently with the submission of the Annual Report to the FDA. Annual Reports will be kept confidential in accordance with Article 8.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 5.	Staffing, Financial, and Materials Obligations

5.1	ICD and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, 15 U.S.C. §3710a(d)(l) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2	ICD Staffing. No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. ICD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3	Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4	Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

Article 6.	Intellectual Property

6.1	Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all CRADA Materials developed jointly. A PHS contractor’s or grantee’s rights in data it generates will not be affected by this CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.2	Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3	Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the [INSERT into Agency’s model as appropriate: National Institutes of Health, Food and Drug Administration, Centers for Disease Control and Prevention], an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4	Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.5	Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7.	Licensing

7.1	Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2	Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3	Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.4	Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(l)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5	Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 371 a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6	Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(l)(B), if PHS grants Collaborator an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant a license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7	Third-Party Rights In ICD Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, prior to the Effective Date, PHS had filed a Patent Application and has either offered or granted a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.8	Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8.	Rights of Access and Publication

8.1	Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan. If Collaborator possesses any human biological specimens from clinical trials under the CRADA, the specimens must be handled as described in the Protocol or as otherwise directed by ICD before the termination date of the CRADA.

8.2	Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. ICD may share CRADA Data or CRADA Materials with any contractors, grantees, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed. Collaborator may share CRADA Data or CRADA Materials with any contractors, Affiliates, or agents it has engaged to conduct the CRADA research and development activities, provided the obligations of this Article 8.2 are simultaneously conveyed.

8.2.1	CRADA Data.

Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

8.2.2	CRADA Materials.

Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts,” December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, or were created using a patent-pending or patented material or technology, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3	Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all this information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4	Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5	Human Subject Protection. The research to be conducted under this CRADA involves Human Subjects or human tissues within the meaning of 45 C.F.R. Part 46, and all research to be performed under this CRADA will conform to applicable federal laws and regulations. Additional information is available from the HHS Office for Human Research Protections (http://www.hhs.gov/ohrp/).

8.6	Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Article 2 or three (3) years after the expiration or termination date of this CRADA, except for IPI, for which the obligation to maintain confidentiality will extend indefinitely. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and three (3) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

8.8	Clinical Investigators’ Research and Development Activities. Although this CRADA does not grant to Collaborator any rights to Inventions made or Raw Data generated by ICD’s contractors or grantees, as they are not parties to this CRADA, ICD agrees that:

8.8.1	Subject to the other provisions of Article 8 of this CRADA, ICD will maintain, to the extent permitted by law, all Clinical Data in ICD’s Possession and Control as Confidential Information, and make them available to Collaborator for its own use and for exclusive use in obtaining regulatory approval for the commercial marketing of Test Article and related CRADA Subject Inventions.

8.8.2	With regard to Collaborator’s Confidential Information, ICD will require the Clinical Investigators to agree to confidentiality provisions at least as restrictive as those provided in this CRADA and to Collaborator’s use of data in accordance with Paragraph 8.8.1 for obtaining regulatory approval for marketing Test Article.

8.8.3	If Collaborator wants access to Raw Data or any other data in the possession of the Clinical Investigators working with Test Article, Collaborator must first contact the CRADA PI. Collaborator will bear any costs associated with Raw Data provided in formats customized for Collaborator.

8.8.4	Collaborator’s right to access Clinical Data in ICD’s Possession and Control under Paragraph 8.8 is dependent upon Collaborator’s continued development and commercialization of Investigational Agent. If Collaborator fails to continue development or commercialization of Investigational Agent without the transfer of its development efforts to another party within ninety (90) days of discontinuation, ICD has the right to make Clinical Data in ICD’s Possession and Control available to a third party.

Article 9.	Representations and Warranties

9.1	Representations of ICD. ICD hereby represents to Collaborator that:

9.1.1	ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

9.1.2	To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

9.2.1	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

9.2.2	Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

9.2.3	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

9.2.4	The Test Article provided has been produced in accordance with the FDA’s current Good Manufacturing Practice set out in 21 C.F.R. §§ 210-211, and ICH QA7, and meets the specifications cited in the Certificate of Analysis and Investigator’s Brochure provided.

Article 10.	Expiration and Termination

10.1	Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3	Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan. If Collaborator terminates this Agreement before the completion of all approved or active Protocol(s), then Collaborator will supply enough Test Article (and Placebo, if applicable) to complete these Protocol(s) unless termination is for safety concerns.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.4	Funding for ICD Personnel. If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5	New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

10.6	Collaborator Failure to Continue Development. If Collaborator suspends development of the Test Article without the transfer of its active development efforts, assets, and obligations to a third party within ninety (90) days of discontinuation, Collaborator agrees that ICD may continue developing the Test Article. In that event, the following will apply:

10.6.1	Collaborator agrees to transfer to ICD all information necessary to enable ICD to contract for the manufacture of the Test Article and, unless abandoned for reasons relating to safety as determined by the data safety monitoring board, to provide the Test Article (and Placebo, if any) in Collaborator’s inventory to ICD.

10.6.2	Further, Collaborator hereby grants to ICD a nonexclusive, irrevocable, world wide, paid-up license to practice, or have practiced for or on behalf of the Government, any Background Invention that Collaborator may currently have or will obtain on the Test Article, its manufacture, or on any method of using the Test Article for the indication(s) described in the Research Plan, including the right to sublicense to third parties.

Article 11.	Disputes

11.1	Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the CRADA Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 12.	Liability

12.1	NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2	Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Chapter 171 .

12.3	Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence, which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13.	Miscellaneous

13.1	Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.2	Compliance with Law. ICD and Collaborator agree that they will comply with, and advise any contractors, grantees, or agents they have engaged to conduct the CRADA research and development activities to comply with, all applicable Executive Orders, statutes, and HHS regulations relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). ICD and Collaborator will advise any contractors, grantees, or agents they have engaged to conduct clinical trials for this CRADA that they must comply with all applicable federal regulations for the protection of Human Subjects, which may include the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. Collaborator agrees to ensure that its employees, contractors, and agents who might have access to a “select agent or toxin” (as that term is defined in 42 C.F.R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin.”

13.3	Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6	Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the CRADA Principal investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

13.8	Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.9	Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10	Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or services. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least five (5) business days before publication. Either Party may disclose the Title and Abstract of the CRADA to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12	Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14	Survivability. The provisions of Paragraphs 3.3, 3.4, 3.8, 4.2, 4.3, 5.3, 5.4, 6.1-9.2, 10.3-10.6, 11.1, 11.2, 12.1-12.3, 13.1-13.3, 13.7, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

SIGNATURE PAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR ICD:

/s/ Griffin P. Rodgers	6/28/10
Signature	Date

Typed Name:	Griffin P. Rodgers, M.D.
Title:	Director

FOR COLLABORATOR:

/s/ Mark Pruzanski	7/1/10
Signature	Date

Typed Name:	Mark Pruzanski, M.D.
Title:	Chief Executive Officer

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:
Director, Technology Transfer &	David Shapiro, M.D.
Development, NIDDK	4370 La Jolla Village Drive, Suite 1050
12 South Drive (Bldg 12A) Room 3011	San Diego, CA 92122
Bethesda, MD 20892-5632	T: (858) 652-6804 (Office)
T: (301) 451-3636	F: (858) 558-5961
F: (301) 402-7461

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):
Division Director, Division of Technology
Development and Transfer
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:
Drug Distribution Center to be	David Shapiro, M.D.
Selected	4370 La Jolla Village Drive, Suite 1050
San Diego, CA 92122
T: (858) 652-6804 (Office)
F: (858) 558-5961

ICD Project Officer for Extramural Investigators

Name:	Patricia Robuck PhD.
Division:	Digestive and Liver Diseases
Address:	6707 Democracy Blvd., Room 653
Bethesda, MD 20892-5450
Telephone 301-594-8879
FAX: (301) 480-8300
Email: prl32q@nih.gov

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION,
RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA:	Effects of obeticholic acid (INT-747) versus placebo for the treatment of patients with nonalcoholic steatohepatitis (NASH)

PHS [ICD] Component:	The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK)

ICD CRADA Principal Investigator:	Patricia R. Robuck, Ph.D., M.P.H.

Collaborator:	Intercept Pharmaceuticals, Inc.

Collaborator CRADA Principal Investigator:	David Shapiro, M.D.

Term of CRADA:	Four (4) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) will be collaborating with Intercept Pharmaceuticals, Inc. to conduct a multi-center, phase II clinical trial to evaluate obeticholic acid (INT-747) versus placebo for the treatment of patients with nonalcoholic steatohepatitis (NASH).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

 APPENDIX A

RESEARCH PLAN

TITLE OF CRADA:

Effects of Obeticholic Acid (INT-747) versus Placebo
for the Treatment of Patients with Nonalcoholic Steatohepatitis (NASH)

NIH PRINCIPAL INVESTIGATOR:

Patricia R. Robuck, Ph.D., M.P.H.
Senior Advisor for Clinical Trials in Digestive and Liver Diseases
National Institute of Diabetes and Digestive and Kidney Diseases

COLLABORATING PRINCIPAL INVESTIGATOR:

David Shapiro, MD
Chief Medical Officer and Executive VP, Development
Intercept Pharmaceuticals

TERM OF CRADA: Four (4) years

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

1.	Goals of this CRADA

The principal research goal of this CRADA is to evaluate the histological effects of treatment with the FXR (farnesoid X receptor) ligand INT-747 (6α-ethyl-chenodeoxycholic acid, obeticholic acid) compared to treatment with placebo in patients with NASH to determine if ITN-747 improves nonalcoholic fatty liver disease (NAFLD) as determined from hepatic histology.

2.	Background

2.1	Preclinical Rationale for Efficacy of the FXR Agonist INT-747 in NASH

Non-alcoholic fatty liver disease (NAFLD) is considered the hepatic manifestation of the metabolic syndrome, a cluster of closely related clinical features linked to visceral obesity and characterized by insulin resistance, dyslipidemia and hypertension. Hepatocellular injury, inflammation and fibrosis are hallmarks of non-alcoholic steatohepatitis (NASH), which develops in a fraction of subjects with NAFLD via mechanisms still not completely understood. Several factors have been implicated in the development of NASH, including sensitization by excessive liver triglyceride accumulation with insulin resistance and subsequent inflammatory and oxidative stress exposure (1). This study will evaluate if INT-747 (obeticholic acid)- a semisynthetic bile acid and FXR agonist- will improve the histological features of NASH.

It has become increasingly recognized in recent years that bile acids are potent physiological regulators of metabolism (2). Table I summarizes the many metabolic effects of bile acids, both via Farnesoid X Receptor (FXR), a nuclear receptor, and TGR5, a G-protein coupled receptor expressed on the cell membrane (2).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Table 1 | Impact of bile acids on lipid, glucose and energy homeostasis

Effect	Target		Pathway	Refs

Bile acid metabolism

Decreased bile-acid synthesis	•	Decreased CYP7A1, CYP8B1	FXR-a–SHP; FXR-a–FGF15–FGFR4; JNK	33,37,38,52,53,146

Increased bile-acid conjugation	•	Increased BACS, BAT, UGT2B4, SULT2A1	FXR-a	29,30

Modulation of bile-acid enterohepatic cycling	• •	Decreased NTCP (liver); ASBT (intestine) Increased BSEP, MDR2, MRP2 (liver); I-BABP, OSTa, OST b (intestine)	FXR-a–SHP; FXR-a	1,30

Cholesterol metabolism

Increased serum LDL cholesterol	•	Decreased bile-acid synthesis	FXR-a	156

Decreased serum HDL cholesterol via increased HDL clearance	•	Increased SRB1	FXR-a	89
	• •	Decreased APOA1 Increased PLTP	FXR-a	89

Triglyceride metabolism

Decreased serum TG via decreased VLDL production	•	Decreased lipogenic genes (ACC1, ACC2, FAS), APOC3 Increased APOC2, LPL	FXR-a–SHP–SREBP1c	75

Decreased serum TG via increased VLDL clearance	•	Increased VLDLR, SDC1	FXR-a	89

Energy homeostasis

Increased energy expenditure (muscle, brown adipose tissue)	•	Increased mitochondrial activity via D2-mediated local thyroid hormone production and PGC1a increase	TGR5	42

Glucose metabolism

Decreased gluconeogenesis	•	Decreased PEPCK, G6Pase	FXR-a	96–98,102,103
Increased glycogenesis	• •	Decreased G6Pase Increased GSK3b phosphorylation	FXR-a; PI3K– AKT–GSK3b-GS	96–98,102,103

Increased incretin release	•	Increased GLP1 release	TGR5	45

APO, apolipoprotein; ACC, acetyl-CoA carboxylase; ASBT, apical sodium dependent bile acid transporter; BACS, bile acid-CoA synthetase; BAT, bile acid-CoA:amino acid N-acetyltransferase; BSEP, bile salt export pump; CYP7A1, cholesterol 7a-hydroxylase; CYP8B1, sterol 12a-hydroxylase; D2, type 2 iodothyronine deiodinase; FAS, fatty acid synthase; FGF15, fibroblast growth factor 15; FXR-a, farnesoid X receptor-a; G6Pase, glucose-6-phosphatase; GLP1, glucagon-like peptide 1; GS, glycogen synthase; GSK3b, glycogen synthase kinase 3b; HDL, high-density lipoprotein; HNF, hepatocyte nuclear factor; I-BABP, ileal bile-acid-binding protein; JNK, c-Jun N-terminal kinase; LPL, lipoprotein lipase; LRH1, liver receptor homologue 1; MDR2, multidrug resistance protein 2; MRP2, multidrug resistance-associated protein 2; NTCP, sodium taurocholate cotransporting polypeptide; OST, organic solute transporter; PEPCK, phosphoenol pyruvate carboxykinase; PGC1-a, peroxisome proliferator-activated receptor-g co-activator 1a; PI3K, phosphoinositol-3-kinase; PLTP, phospholipid transfer protein; SDC1, Syndecan-1; SHP, small heterodimer partner (also known as NR0B2); SRB1, scavenger receptor class B type I; SREBP1c, sterol response element binding protein 1c, TG, triglycerides; TGR5, also known as G-protein coupled bile acid receptor 1 (GPBAR1); SULT2A1, dehydroepiandrosterone sulphotransferase; UGT2B4, uridine 5-diphosphate glucuronosyltransferase 2B4; VLDL, very-low-density lipoprotein; VLDLR, VLDL receptor.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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FXR, a member of the nuclear receptor superfamily, is mainly expressed in liver, intestine, kidney and adipose tissue where it regulates a wide variety of target genes critically involved in the control of bile acid, lipid and glucose homeostasis (3). FXR agonists have been shown to suppress hepatic fatty acid and triglyceride synthesis through down-regulation of SREBPlc (4), and increase hepatic fatty acid oxidation through up-regulation of pyruvate dehydrogenase kinase (PDK4) (5). In addition, FXR agonists show insulin-sensitizing effects (3) and inhibit hepatic inflammation (6). In mice fed a high-fat diet, treatment with recombinant human fibroblast growth factor 19 (FGF-19), a FXR target gene markedly unregulated by FXR agonists, improves indices of dyslipidemia, hepatic steatosis, hyperinsulinemia, hyperleptinemia, and insulin sensitivity, while reducing body weight and adiposity (7). A synthetic FXR agonist protects against NASH in mice fed a methionine and choline-deficient diet (8). In this model, serum ALT and AST levels were reduced by treatment with the FXR agonist, accompanied by significantly reduced inflammatory cell infiltration and hepatic fibrosis. The reduction in inflammatory cell infiltration correlated with decreased serum levels of keratinocyte-derived chemokine and MCP 1, and the reduction of hepatic fibrosis corresponded to a reduction in hepatic gene expression of fibrosis markers (8). FXR-deficient mice exhibit a hepatic phenotype similar to NASH patients with significant hepatic triglyceride accumulation, hepatic inflammation and injury, and spontaneous hepatocellular carcinoma development (9). Thus, several lines of evidence from preclinical studies support the concept that FXR agonists may prove clinically useful for treating NASH (10).

INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) is a semi-synthetic potent and selective FXR agonist based on a bile acid scaffold, originally described for its anti-cholestatic and liver-protecting properties (11). INT-747 differs from chenodeoxycholic acid (COCA), the primary human bile acid and natural FXR ligand in man, by the addition of an 6α-ethyl group (which confers 100x greater FXR agonist properties). More recent preclinical studies have shown the capacity of INT-747 to increase insulin sensitivity, to modulate lipid metabolism and to exert anti-inflammatory properties, together with a marked anti-fibrotic effect.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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2.1.1	INT-747 Reduces Hepatic Lipotoxicity and Insulin Resistance

INT-747 induces lipid uptake by mouse adipocyte cell line (3T3-Ll) (12) and primary human adipocytes (13), which correlate with reduced hepatic and circulating lipid levels, together with increased insulin sensitivity. Moreover, INT-747 significantly enhances adiponectin and leptin (p<0.05 vs. differentiation mix) secretion by mouse and human adipocytes (13), which can enhance insulin sensitivity in peripheral tissues. Pancreatic beta cells express FXR mRNA and protein, and INT-747 significantly enhances insulin secretion by mouse β-TC6 cells (AUC P<0.05 vs. ctrl) and human pancreatic islets (P<0.01 vs. ctrl). FXR knock down in β-TC6 cells abrogates the INT-747-induced glucose-dependent insulin mRNA expression and secretion, indicating that these effects are FXR dependent (13). INT-747-induced insulin secretion by β TC6 cells correlates with enhanced AKT phosphorylation and Glut-2 plasma membrane translocation (13), suggesting that INT-747 might induce glucose uptake in these cells. INT-747 significantly up-regulates expression of PGC-1α in human hepatocytes and in mouse beta cells (13), suggesting a potential mechanism of action for its capacity to increase insulin secretion. Collectively, these results indicate that INT-747 improves glycemia by increasing peripheral glucose uptake, by enhancing glucose-stimulated insulin secretion, and by inhibiting hepatic lipid synthesis and content while inducing lipid uptake by adipocytes.

2.1.2	INT-747 Effects on Hepatic Inflammation, Fibrosis & Portal Hypertension

In the db/db mouse model of NAFLD, oral treatment for 5 weeks with INT-747 attenuates the NAFLD molecular profile, as demonstrated by reduced expression of inflammatory (TNF-α, TGF-β) and fibrotic (TIMP, collagen, SMA) markers in liver tissue (14). In addition, increased monocyte-derived suppressor cells suggest that FXR activation by INT-747 promote anti inflammatory monocyte infiltration into the liver (14). INT-747 selectively inhibits the NF-κB mediated hepatic inflammatory response both in vitro and in vivo while maintaining or even enhancing the cell survival response (6). In addition, INT-747 has been shown to inhibit vascular smooth muscle cell inflammation by down-regulation of inducible nitric oxide synthase and cyclooxygenase-2 expression (15).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Hepatic fibrosis is a key histopathological feature in NASH patients, and hepatic stellate cell (HSC) activation is critical for hepatic fibrosis. FXR is expressed in HSCs and regulates their activation. INT-747 protects from liver fibrosis through inhibition of HSC activation in several rodent models (16). In the thioacetamide model of liver fibrosis in rats, INT-747 prevents fibrosis progression, reverses fibrosis and cirrhosis development, and significantly decreases portal hypertension (17). In addition, INT-747 reverses portal hypertension in a rat model of cirrhosis induced by bile duct ligation (18).

2.1.3	INT-747 and Erectile Dysfunction

Erectile dysfunction (ED) is often comorbid with obesity, diabetes, and the metabolic syndrome (MetS) (19). MetS induces ED through several mechanisms, including endothelial dysfunction in penile vessels. In a high-fat diet model of MetS in rabbits, a 3-month treatment with INT-747 restored endothelium-dependent relaxation in isolated cavernous tissue, normalizing responsiveness to acetylcholine and to electrical field stimulation, suggesting that NO production by NANC nerves is increased by INT-747 treatment (Maggi et al., manuscript in preparation). Accordingly, eNOS expression in the penis is greatly up-regulated by INT-747 treatment. Preliminary experiments in a rat model of chemically induced type 1 diabetes further demonstrate that INT-747 treatment preserves erectile function induced by electrical stimulation of the cavernous nerve. Evaluating both the prevalence of ED and the effects of INT-747 upon it in male patients with NASH is warranted.

Thus, the multiple activities of INT-747, including inhibition of hepatic lipogenesis, increase in insulin sensitivity, hepatocyte protection against bile acid-induced cytotoxicity, anti inflammatory effects in liver and vasculature, prevention and reversal of liver fibrosis, make this FXR agonist attractive for development as a novel therapeutic agent in NASH.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.2	Clinical Overview of INT-747

INT-747, 6-ethyl chenodeoxycholic acid or obeticholic acid, is a modified bile acid and potent FXR nuclear receptor agonist (and a weak agonist for TGR5, the cell membrane bile acid G protein coupled receptor). Two Phase I and two Phase II studies have been completed. The key data are summarized below.

2.2.1	Phase I Studies

The drug was administered to normal volunteers in single (25-500mg) and multiple (25-250mg) dose studies. Findings are summarized here.

•	Safety: No safety concerns arose with single dose administration. At 250mg, given for 12 days, 4 of 8 subjects reported pruritus (generally mild); one of these dropped out of the study due to a rash. Elevations in ALT and AST (maximum value 5.2x ULN) occurred in 6 of the 8 subjects (all resolved without sequelae). No clinically meaningful aminotransferase increases were seen at doses of 100mg or lower.

•	As expected, the drug was extensively conjugated (to glycine and taurine conjugates). There was considerable enterohepatic circulation (lasting several days after the last dose was administered).

2.2.2	Exploratory Study in Type 2 Diabetes and NAFLD- Euglycemic Clamp

An exploratory study in patients with Type 2 diabetes and nonalcoholic fatty liver disease (NAFLD) (diagnosed by hepatic ultrasound, elevated aminotransferases and/or liver biopsy) received placebo, 25mg or 50mg of INT-747 daily for 6 weeks. A 2-step hyperinsulinemic euglycemic clamp was conducted before and after treatment.

Key findings were:

•	Improvements in the steady state glucose infusion rates at both the low and high-dose insulin clamp steps were seen with the 25 mg dose and when both doses were evaluated together, versus placebo (22). This is consistent with improvements in both hepatic and peripheral (e.g. muscle, adipose tissue) glucose disposal.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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•	Weight loss was seen in a dose related manner; a fall in ~2% body weight occurred at 50mg after the six weeks of treatment (p<0.01 versus placebo). FGF-19, a protein secreted from the gut directly under FXR control, with potent metabolic effects (20), showed a similar dose related increase (which may in part explain the weight loss).

•	ELF (Enhanced, formerly European, Liver Fibrosis) markers showed:

•	~80% of patients had at least mild hepatic fibrosis

•	statistically significant improvements in the composite ELF, and all the individual analyte, scores at the 25mg dose. There were no meaningful changes at the 50mg dose.

•	Other findings included:

•	Liver enzymes: ~50% decrease in GGTP (both doses) and a significant fall in ALT at 25mg.

•	Lipids: a decrease in triglycerides at the 50mg dose, and an increase in LDL; and decrease in HDL at 50mg. It should be noted that each of the 4 centers used local laboratories and no lipid fractionation was conducted. Circulating lipids may not reflect tissue lipid levels.

•	There were no clear, concerning safety signals. Specifically, pruritus and aminotransferase increases were not seen more frequently with INT-747 therapy. Constipation (generally mild) occurred in 24% of the patients at the 50mg group (which was surprising as diarrhea was the most common AE seen with COCA therapy).

The data suggest that the dose response for insulin sensitivity (which reached a maximum at 25mg) may differ from that for weight loss (where 50mg showed better results than 25mg). Longer, larger studies are needed to evaluate if these apparent differences are real.

 This study showed that small doses of an oral FXR agonist can induce meaningful improvements in glucose metabolism.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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2.2.3	Primary Biliary Cirrhosis (PBC) Studies

Two, very similar, Phase II studies in patients with PBC have been initiated. Alkaline phosphatase (AP), assessed at central laboratories, is the primary endpoint in both studies. Therapy in each lasts 3 months. A monotherapy study comparing the effects of 10mg and 50mg of INT-747 with placebo is ongoing. The double-blind phase of the other, a dose response study evaluating 3 doses (10mg, 25mg and 50mg) with placebo in patients with persistent elevations (>1.5x ULN) in AP levels on a stable dose of ursodeoxycholic acid (UDCA) has been completed. Thirty three (33) centers in 8 countries participated. This data was presented at the recent EASL meeting (21). The data showed:

•	Highly statistically significant falls in AP levels in all doses compared with placebo (p<0.0001). Mean AP falls were ~20-25% compared to 3% with placebo. Absolute AP falls ranged from ~ 65-75 IU/L versus 5 IU/L for placebo.
•	Other evaluations of AP response (e.g. response rates) showed similar statistically and clinically meaningful differences from placebo treatment.
•	GGTP, ALT, AST and conjugated bilirubin levels were all significantly decreased with INT-747 treatment (mean pretreatment ALT, AST and bilirubin levels were all within the normal range).
•	Safety: Pruritus was the only clear clinically meaningful AE that differed between INT-747 treatment and placebo. The incidence of pruritus was elevated at both the 25mg and 50mg doses in these cholestatic patients (but not at 10mg). However, the severity of the pruritus and the incidence of discontinuations due to pruritus were both dose related. Overall, 10mg appeared to be acceptably tolerated (and efficacious).
•	Lipids: Effects were minimal with only a decrease in HDL seen. Future studies are planned to fractionate the HDL (and other) components.
•	Future studies will evaluate the effects of 10mg and lower doses given for longer periods in PBC.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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In summary, INT-747 appears to be a potent agent whose effects are consistent with the pre clinical findings of this FXR agonist. The PBC study has clearly shown that the drug has additional efficacy to that seen with UDCA. The AE profile in the cholestatic PBC patients differed from that seen in the patients with diabetes and NAFLD. Based on these preclinical and clinical data, a formal study evaluating the effects on histology in patients with NASH is warranted.

2.3	Background of the Parties

The National Institute of Diabetes and Digestive and Kidney Diseases (NIDDK) is supporting the NASH Clinical Research Network (CRN) to conduct an extramural 12-year study of nonalcoholic steatohepatitis (NASH) to help define the etiology, contributing factors, natural history, complications, and therapy of nonalcoholic fatty liver disease in hopes of finding prevention and treatment approaches to this increasing cause of significant liver disease in the United States. The NASH CRN consists of eight adult clinical centers and a data coordinating center.

Intercept Pharmaceuticals, Inc. is privately held biopharmaceutical company developing novel therapeutics for the treatment of chronic fibrotic and metabolic diseases.

3.	Detailed Description of the Research Plan:

3.1	Type of Study

This CRADA will involve an extramural Phase II, multi-center, double-masked, placebo controlled trial with parallel treatment groups with a 72-week histological change as the primary outcome. The detailed description of the Research Plan is based on the protocol entitled “The Farnesoid X Receptor Ligand Obeticholic Acid in Nash Treatment: FLINT Trial”. Dr. Patricia Robuck, The NIDDK Principal Investigator, will file the IND for this trial with the FDA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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There will be a planned interim analysis by the trial Data and Safety Monitoring Board (DSMB) after 15 months of enrollment, but before any end-of-trial liver biopsies are performed. The interim analysis will be performed at 15 months with 24 week data from an estimated 25-40% of FLINT Trial patients. The interim analysis will focus on (1) emergent safety issues, if any, and (2) difference in the mean changes of serum alanine aminotransferase (ALT) by treatment group that are of sufficient magnitude and direction to warrant the continuation of enrollment and treatment of patients toward the planned sample size and planned follow-up liver biopsies.

3.2	Treatment Groups

This protocol will enroll approximately 280 patients 18 years and older who will be randomly assigned to the following groups of equal size (approximately 140 patients in each group):

Group 1: Obeticholic acid (25 mg q.d.)

Group 2: Placebo

3.3	Study Duration

The study duration is approximately four years (eighteen (18) months for enrollment). There will be up to 16 weeks screening prior to randomization, including at least 3 months of drug dose stabilization (or washout) for those using antiNASH medications prior to baseline liver biopsy or prior to randomization.. The patients will undergo a 72-week treatment period followed by a 24- week post-treatment washout period.

3.4	Recruitment

Recruitment of participants will take place at 8 NASH CRN clinical centers within the U.S.

Target recruitment period: September 2010 - June 2012

Treatment and follow-up phase: September 2010 - December 2013

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.5	Patient Selection

3.5.1	Inclusion Criteria

1.	Age 18 years or older at initial screening interview
2.	Histological evidence of NASH on a liver biopsy obtained no more than 3 months prior to randomization and a NAFLD activity score (NAS) of 4 or greater with a score of at least 1 in each component of the NAS (steatosis scored 0-3, lobular inflammation scored 0-3, ballooning scored 0-2).

3.5.2 Exclusion Criteria

1.	Significant alcohol consumption more than 20 g/day for females and more than 30 g/day for males on average, either currently or for a period of more than 3 consecutive months in the past year prior to screening
2.	Inability to reliably quantify alcohol intake
3.	Clinical or histologic evidence of cirrhosis
4.	Evidence of other forms of chronic liver disease
5.	Serum alanine aminotransferase (ALT) greater than 300 U/L
6.	Serum creatinine of 2.0 mg/dL or greater
7.	Direct bilirubin greater than l.3 mg/dL
8.	INR (International Normalized Ratio) greater than 1.3
9.	Serum albumin less than 3.2 g/dL
10.	Use of drugs historically associated with NAFLD (amiodarone, methotrexate, systemic glucocorticoids, tetracyclines, tamoxifen, estrogens at doses greater than those used for hormone replacement, anabolic steroids, valproic acid, other known hepatotoxins) for more than 2 weeks in the past year prior to randomization
11.	Use of a non-stable dose of antiNASH drugs (thiazolidinediones, vitamin E, metformin, UDCA, SAM-e, betaine, milk thistle, gemfibrozil, anti-TNF therapies, probiotics) in the 30 days prior to liver biopsy or the 30 days prior to randomization; treatment with these drugs may be continued during the study, but the dose should be expected to remain stable

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

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12.	Use of a non-stable dose of statins (atorvastatin, fluvastatin, lovastatin, pravastatin, rosuvastatin, simvastatin) or fibrates (clofibrate, fenofibrate) in the 30 days prior to liver biopsy or the 30 days prior to randomization; treatment with these drugs may be continued during the study, but the dose should be expected to remain stable
13.	Inability to safely obtain a liver biopsy
14.	History of bariatric surgery or currently considering or undergoing evaluation for bariatric surgery
15.	History of biliary diversion
16.	Known positivity for antibody to Human Immunodeficiency Virus
17.	Active, serious medical disease with likely life-expectancy less than 5 years
18.	Active substance abuse, such as alcohol or inhaled or injection drugs, in the year prior to screening
19.	Women of childbearing potential: positive pregnancy test during screening or at randomization or unwillingness to use an effective form of birth control during the trial
20.	Women: breast feeding
21.	Participation in an IND trial in the 30 days prior to randomization
22.	Any other condition, which in the opinion of the investigator would impede compliance or hinder completion of the study
23.	Failure to give informed consent

3.6	Randomization

Centrally administered randomization stratified by clinical center, diabetes status, and blocked by calendar time.

3.7	Visit Schedule

Screening period can last no more than 16 weeks after registration.

Randomization: final pre-treatment interview, dispensing of study drug.

Follow-up visits: at 4 week and every 12 weeks after randomization throughout the 72-week treatment phase followed by a 96-week visit after 24 weeks of washout period.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.8	Clinical Outcome Measures (Primary and Secondary)

3.8.1	Primary Outcome Measures

Centrally scored histological improvement in NAFLD from baseline to the end of 72 weeks of treatment, where improvement is defined as:

(1)	No worsening in fibrosis; and

(2)	A decrease in NAFLD Activity Score (NAS) of at least 2 points

3.8.2	Interim Analysis of 24-week data at 15 Months from 1st Patient Randomized

Change in serum ALT from baseline to 24 weeks

Adverse events and other safety measures through interim analysis

3.8.3	Secondary Outcome Changes in the Following from Baseline to 72 Weeks

NASH diagnosis (from definite or indeterminate NASH to not-NASH)

Fibrosis score

Hepatocellular ballooning score

Each component score in the NAS

Change in serum aminotransferase and gamma-glutamyl transpeptidase levels

Change in MRI-determined hepatic fat

Change in fasting markers of insulin resistance (HOMA, Adipo-IR)

Change in post-glucose parameters of insulin responsiveness (2 hour glucose and fatty acids)

Change in anthropometric measurements (weight, BMI, waist to hip ratio, waist circumference, body composition)

Change in bile acid levels

Change in serum FGF-19 levels

Change in markers of hepatic apoptosis, inflammation, and fibrosis

Change in HR-QoL scores

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.9	Statistical Analysis

All primary analyses will be on an “intention-to-treat” basis. The primary analysis is an intention-to-treat analysis in which the proportions of subjects in the active-treatment group (obeticholic acid, 25 mg q.d.) with histological improvement in NAFLD, as defined by the primary outcome measure, is compared with the proportion of subjects in the placebo group in whom there is improvement. The comparison is made with the use of the Mantel-Haenszel chi square test, stratified according to clinical site. Subjects who do not undergo an end-of-treatment biopsy are classified as not having had improvement.

3.9.1	Sample Size Considerations

Total of 280 patients in 2 groups of equal size (140 per group)

Primary comparison: Obeticholic acid group vs. Placebo group

Primary outcome measure: Histological improvement in NAFLD (defined above)

Error protection: Type I= 0.05 and Type II= 0.10 (90% power)

Missing data: 10% will not have 72 week biopsies and will be considered not improved

Minimum clinically important difference: 50% higher relative rate of improvement in the obeticholic acid group vs. the placebo group

Assumed response rates:

1.	Expected percent with improved NAFLD (defined above) in the placebo group: 39% (based on PIVENS data and 2 to 1 split for patients on vs. not on vitamin Eat start of trial)
2.	Expected percent with improved NAFLD in the obeticholic acid group: 58%

3.9.2	Interim Analysis

Will be performed at 15 months after 1st patient randomized, at which time interim efficacy outcomes and safety information will be available on an estimated 25-40% of patients with at least 24 weeks of follow-up data

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

The interim target will be considered met if the observed between treatment groups difference in serum ALT from baseline to 24 week favors the obeticholic acid treatment group and if the upper 95% confidence limit for the 24 week difference is compatible with (i.e., includes) a 20% net reduction, comparing the between group difference relative to the mean at baseline of both groups combined.

Interim analysis for emergent safety issues will consists of counts of adverse events (AEs) and serious adverse events (SAEs) by treatment group with associated P-values based on Fisher’s exact test; the recommendation on safety will be made by DSMB, taking the P-values and all other relevant factors into account.

3.10	Safety Monitoring

NIDDK appointed DSMB will monitor the data for safety and efficacy for outcomes such as hepatotoxicity, pregnancy, and any other outcomes or events identified as safety-related. A member of the NIDDK DSMB will serve as a liaison to Intercept’s Data Safety Monitoring Committee meetings and participate as necessary to ensure safety surveillance across all of Intercept’s studies.

4.	Respective Contributions of the Parties

4.1	NIDDK will:

The NIDDK will be the central resource for the standardized assessment of clinical parameters and will be utilized by all participating Clinical Centers. These central resources will function and be supported under the Data Coordinating Center. The NIDDK and its Extramural Principal Investigator will perform the following functions.

•	Coordinate, monitor and exercise administrative guidance for the Clinical Centers, Data Coordinating Center, the Steering Committee Chairman’s Officer, and the Collaborator’s activities;

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

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•	Provide administrative support and oversight for the financial resources awarded to the Clinical Centers and Data Coordinating Center funded by the U.S. Government;
•	Assist the Steering Committee and Data and Safety Monitoring Board in carrying out the study
•	Be a voting member of the Steering Committee and all key study group subcommittees;
•	Serve as executive secretary of the independent Data and Safety Monitoring Committee; and
•	Assist in quality control, interim data and safety monitoring, final data analysis and interpretation, preparation of publications, and coordination and performance monitoring.

4.2	Collaborator will:

Collaborator will provide bulk INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) (Test Agent) and matching placebo to complete the Protocol on a schedule mutually agreed upon by the Parties (or specified by the NASH Data Coordinating Center) to ensure a sufficient supply of unexpired Test Agent and placebo.

The NIDDK will be responsible for the appropriate study labeling and distribution, through the Data Coordinating Center, of the Test Agent and placebo. A distribution system will be developed by the NIDDK in collaboration with the NASH Data Coordinating Center to ensure the NASH Clinical Centers have an adequate supply of these items at all times.

5.	Description of Other Agreements and Intellectual Property of the Parties

5.1	CRADAs

None.

5.2	MTAs

None.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

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5.3	CDAs

DK-10-0053 executed on November 20, 2009 will be superseded by this CRADA upon execution of the CRADA.

5.4	Patents

5.4.1	Collaborator Patents/Applications

The following is a complete listing of patents relating to INT-747 owned or controlled by Collaborator.

Filing Date	Earliest Priority	Serial No./ Publication No.	Subject Matter	Status	Expires*
02/21/02	03/12/01	US10/471,549 US 7,138,390	Composition of Matter for INT-747	Issued patent	02/21/22
02/21/02	03/12/01	PCT/EP02/01832 WO02/072598	Composition of Matter for INT-747	National Stage entry 9/21/03 Foreign cases granted: Europe, Norway, Spain, Denmark, Germany, Austria, Australia and Japan Pending: Canada and Israel	02/21/22
02/21/02	03/12/01	US11/602,307 / US2007/0142340	Methods for activating FXR using INT-747 for cholestasis or cardiovascular disease.	Pending. Response to Office Action due December 17, 2009. Final deadline is March 17, 2010.	02/21/22
02/21/02	03/12/01	US12/547,147	Methods of treating cholestatic liver disease	Pending. Awaiting first Office Action from Patent Office.	02/21/02
02/28/05	02/26/04	US10/590848 US2008/0039435	Composition of Matter for C-7 epimer of INT-747 (6Et-UDCA, FXR agonist)	Pending. Response to Office Action due November 20, 2009. Final deadline is February 20, 2010.	02/28/25
02/28/05	02/26/04	PCT/EP05/002086 WO05/082925	Composition of Matter for C-7 epimer of INT-747 (6Et-UDCA, FXR agonist)

National Stage entry 10/26/06

All foreign cases granted: Europe, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Monaco, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and UK

02/28/25
5/19/06	5/19/05	11/914,559 US2008/0214515	Process for preparing INT-747	Awaiting first Office Action from Patent Office. Assignment to Erregierre S.P.A. recorded at Reel/Frame: 020136/0481; Recorded: 11/20/2007	5/19/26
05/19/06	05/19/05	PCT/EP06/062446 WO06/122977	Process for preparing INT-747	National Stage entered 11/07 Pending Foreign Cases: Australia, Canada, China, Europe, Japan	05/19/26

*Does not include any patent term extension or patent term adjustment.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Note: INT designated compounds are clinical candidates; UPF designated compounds not yet designated candidates

Filing Date	Earliest Priority	Serial No./ Publication No.	Subject Matter	Status	Expires*
03/14/05	03/12/04	US11/081,002 US2006/0069070	Method of inhibiting fibrosis using INT-747 and other FXR agonists	Awaiting response from Patent Office to Response filed 8/3/09.	03/14/25
03/14/05	03/12/04	PCT/US05/008575 WO05/089316	Method of inhibiting fibrosis using INT-747 and other FXR agonists	National Stage entry 09/12/06 Pending Foreign cases: Australia, Canada, Europe, and Japan	03/14/25
10/13/05	10/14/04	US11/250,298 US2006/0252670	Method of reducing adverse side effects (weight gain and edema) induced by a PPARg agonist by administering an FXR agonist and reducing the amount of PPARg agonist	Awaiting response from Patent Office to Response filed 8/10/09.	10/13/25
10/14/05	10/14/04	PCT/US05/036536 WO06/044391	Method of reducing adverse side effects (weight gain and edema) induced by a PPARg agonist by administering a FXR agonist and reducing the amount of PPARg agonist	National Stage entry 4/14/07 Pending Foreign cases: Australia, Canada, Europe, and Japan	10/14/25
11/19/08	11/19/08	EP08169459	Composition of Matter for UPF-930 (FXR agonist)	Priority application; foreign filing deadline 11/19/09
02/14/07	02/14/06	US12/435,063	Composition of Matter for UPF-838 (FXR agonist)	Response to Missing Parts Final Deadline 12/19/09	02/14/27
02/14/07	02/14/06	PCT/US07/003678 WO07/095174	Composition of Matter for UPF-838 (FXR agonist)	National Stage entry 10/14/08 Pending Foreign cases: Australia, Brazil, Canada, China, Europe, India, Japan	02/14/27
06/27/07	06/27/06	US11/819,517 US2008/0182832	Composition of Matter for INT-767 (dual FXR/ TGR5 agonist)	Awaiting Office Action from Patent Office	06/27/27
06/27/07	06/27/06	PCT/07/014829 WO08/002573	Composition of Matter for INT-767 (dual FXR/ TGR5 agonist)	National Stage entry 12/27/08 Pending Foreign cases: Australia, Canada, China, Europe, India, Israel, Japan, Hong Kong	06/27/27

*Does not include any patent term extension or patent term adjustment

5.4.2	NIDDK Patents/Applications

None.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

6.	Related Publications

1.	Farrell, G.C., and C.Z. Larter. 2006. Nonalcoholic fatty liver disease: from steatosis to cirrhosis. Hepatology 43: S99-S112.

2.	Thomas, C., R. Pellicciari, M. Pruzanski, J. Auwerx, and K. Schoonjans. 2008. Targeting bile-acid signalling for metabolic diseases. Nat Rev Drug Discov 7: 678-693.

3.	Lefebvre, P., B. Cariou, F. Lien, F. Kuipers, and B. Staels. 2009. Role of bile acids and bile acid receptors in metabolic regulation. Physiol Rev 89: 147-191.

4.	Watanabe, M., S.M. Houten, L. Wang, A. Moschetta, D.J. Mangelsdorf, R.A. Heyman, D.D. Moore, and J. Auwerx. 2004. Bile acids lower triglyceride levels via a pathway involving FXR, SHP, and SREBP-lc. J Clin Invest 113: 1408-1418.

5.	Savkur, R.S., K.S. Bramlett, L.F. Michael, and T.P. Burris. 2005. Regulation of pyruvate dehydrogenase kinase expression by the farnesoid X receptor. Biochem Biophys Res Commun 329: 391-396.

6.	Wang, Y.D., W.D. Chen, M. Wang, D. Yu, B.M. Forman, and W. Huang. 2008. Famesoid X receptor antagonizes nuclear factor kappaB in hepatic inflammatory response. Hepatology 48: 1632-1643.

7.	Fu, L., L.M. John, S.H. Adams, X.X. Yu, E. Tomlinson, M. Renz, P.M. Williams, R. Soriano, R. Corpuz, B. Moffat, R. Vandlen, L. Simmons, J. Foster, J.P. Stephan, S.P. Tsai, and T.A. Stewart. 2004. Fibroblast growth factor 19 increases metabolic rate and reverses dietary and leptin-deficient diabetes. Endocrinology 145: 2594-2603.

8.	Zhang, S., J. Wang, Q. Liu, and D.C. Hamish. 2009. Farnesoid X receptor agonist WAY-362450 attenuates liver inflammation and fibrosis in murine model of non alcoholic steatohepatitis. J Hepatol 51: 380-388.

9.	Zhang, Y., and P.A. Edwards. 2008. FXR signaling in metabolic disease. FEBS Lett 582:10-18.

10.	Cariou, B. 2008. The famesoid X receptor (FXR) as a new target in non-alcoholic steatohepatitis. Diabetes Metab 34: 685-691.

11.	Pellicciari, R., S. Fiorucci, E. Camaioni, C. Clerici, G. Costantino, P.R. Maloney, A. Morelli, D.J. Parks, and T.M. Willson. 2002. 6alpha-ethyl-chenodeoxycholic acid (6- ECDCA), a potent and selective FXR agonist endowed with anticholestatic activity. J Med Chem 45: 3569-3572.

12.	Rizzo, G., M. Disante, A. Mencarelli, B. Renga, A. Gioiello, R. Pellicciari, and S. Fiorucci. 2006. The farnesoid X receptor promotes adipocyte differentiation and regulates adipose cell function in vivo. Mol Pharmacol 70: 1164-1173.

13.	Rizzo, G.,D. Passeri, F. De Franco, G. Ciaccioli, L. Donadio, S. Modica, A. Moschetta, R. Pellicciari, M. Pruzanski, and L. Adorini. 2009. INT-747: a Potent and Selective FXR Agonist Regulating Glucose Metabolism and Enhancing Insulin Secretion Hepatology, abstract.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

14.	McMahan, R., T. Krisko, T. Jiang, X. Wang, R. Nash, M. Pruzanski, L. Adorini, L. Golden-Mason, M. Levi, and H.R. Rosen. 2009. FXR and TGR5 activation improves nonalcoholic fatty liver disease (NAFLD) and increases intrahepatic myeloid suppressor cells. Hepatology, abstract.

15.	Li, Y.T., K.E. Swales, G.J. Thomas, T.D. Warner, and D. Bishop-Bailey. 2007. Famesoid x receptor ligands inhibit vascular smooth muscle cell inflammation and migration. Arterioscler Thromb Vase Biol 27: 2606-2611.

16.	Fiorucci, S., E. Antonelli, G. Rizzo, B. Renga, A. Mencarelli, L. Riccardi, S. Orlandi, R. Pellicciari, and A. Morelli. 2004. The nuclear receptor SHP mediates inhibition of hepatic stellate cells by FXR and protects against liver fibrosis. Gastroenterology 127: 1497-1512.

17.	Albanis, E., C.E. Alvarez, M. Pruzanski, S.L. Friedman, and S. Fiorucci. 2005. A Novel FXR Activator, Reverses Hepatic Fibrosis and Cirrhosis in Thioacetamide Induced Liver Injury in Rats. Hepatology 42 (S1): Abstract 1040.

18.	Balasubramaniyan, V., V. Sharma, A. Winstanley, N. Davies, N. Shah, R. Jalan, and R.P. Mookerjee. 2009. Modulation of the DDAH-ADMA pathway with the farnesoid X receptor (FXR) agonist INT-747 restores hepatic eNOS activity and lowers portal pressure in cirrhotic rats Hepatology, Abstract.

19.	Chitaley, K., V. Kupelian, L. Subak, and H. Wessells. 2009. Diabetes, Obesity and Erectile Dysfunction: Field Overview and Research Priorities. J Urol. e-pub.

20.	Strack, A.M, Myers, R.W. 2004. Modulation of Metabolic Syndrome by Fibroblast Growth Factor 19 (FGF-19). Endocrinology 145: 2591-2593.

21.	Mason, A., V. Luketic, K. Lindor, et al. 2010. Farnesoid-X Receptor Agonists: a New Class of Drugs for the Treatment of PBC? An International Study Evaluating the Addition of INT-747 to Ursodeoxycholic Acid. J. Hepatology 52: Sl (Abstract 2).

22.	Sanyal, A.J., S. Mudaliar, R. Henry, et al. 2009. A New Therapy for Nonalcoholic Fatty Liver Disease and Diabetes? INT-747 - the First FXR Hepatic Therapeutic Study. Hepatology 50 S4: 389A-390A (Abstract 183).

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX B

STAFFING, FUNDING AND MATERIALS/EQUIPMENT CONTRIBUTIONS
OF THE PARTIES

Staffing Contributions:

ICD will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. ICD’s scientific staff will include ICD’s CRADA Principal Investigator and technical staff.

ICD estimates that [***] of effort per [***] will be required to complete the CRADA research.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator or technical staff.

Collaborator estimates that [***] of effort per [***] will be required to complete the CRADA research.

Funding Contributions:

Collaborator agrees to provide support in the form of Collaborator Materials (described below and having an estimated value of $[***] ([***] Dollars) and funds, of up to the amount of $3,000,000 (Three Million Dollars) for ICD to use to acquire technical, statistical, and administrative support for the research activities, as well as for use to pay for supplies and travel expenses. Collaborator will provide funds in the following installments.

1.	The first installment of $500,000 (Five Hundred Thousand Dollars) will be due within thirty (30) days of the Effective Date.

2.	An installment of $250,000 (Two-Hundred and Fifty Thousand dollars) will be due within sixty (60) days of completing enrollment of 25% (i.e., approximately 70) of the planned patients.

3.	An installment of $1,000,000.00 (One Million Dollars) will be due within sixty (60) days of, the interim efficacy and safety analyses conducted as described in the protocol to occur at approximately 15 months from first patient randomized.

4.	An additional installment of $1,250,000 will be due within sixty (60) days of completing enrollment of 100% (i.e., 280) of the planned patients, provided that, based on results of the interim efficacy and safety analyses, the decision is made to complete the study. In the event the decision is made not to proceed, no part of this additional installment will be paid.

Collaborator agrees that ICD can allocate the funding between the various categories in support of the CRADA research as ICD’s CRADA PI sees fit.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

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CRADA PAYMENTS:

Collaborator will make checks payable to the National Institute of Diabetes and Digestive and Kidney diseases, will reference the CRADA number and title on each check, and will send them via trackable mail or courier to:

Connie Jenkins
Budget Office
National Institute of Diabetes & Digestive & Kidney Diseases, NIH
9000 Rockville Pike, Bldg 31, Rm 9A34
Bethesda, MD 20892

CRADA Travel Payments:

Travel arrangements for all Government staff will be made in accordance with the Federal Travel Rules and Regulations, whether arranged by ICD and funded using either appropriated funds or CRADA funds. Travel payments will not be funded directly by Collaborator.

Materials/Equipment Contributions:

ICD will provide the following ICD Materials for use under this CRADA: None.

Collaborator will provide the following Collaborator Materials and/or capital equipment for use under this CRADA:

1.	Collaborator Materials: INT-747 (6α-ethyl chenodeoxycholic acid, obeticholic acid) and matching placebo.

2.	Capital Equipment: None

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

APPENDIX C

MODIFICATIONS TO THE MODEL EXTRAMURAL-PHS CLINICAL CRADA
Insertions are indicated by underline and deletions are indicated by ~~strike through~~.

Modify Article 2 as follows:

"CRADA Data" means information developed by or on behalf of the Parties in the performance of the Research Plan, excluding Raw Data and Identifiable Private Information.

"Raw Data" means the primary quantitative and empirical data first collected from experiments and clinical trials conducted within the scope of this CRADA. Raw Data shall be considered to be the proprietary confidential information of the producing entity.

Modify Article 3 as follows:

3.1	Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed by the Parties identified on the Cover Page, as well as ICD's contractors or grantees as described in the Research Plan. However, LCD's contractors or grantees are not Parties to the CRADA, and this CRADA does not grant to Collaborator any rights to Inventions made by ICD's contractors or grantees. The CRADA PIs will be responsible for coordinating the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

Neither ICD, nor its contractors or grantees who have access to Collaborator Materials or any Test Article from ICD under this CRADA shall use any such Collaborator Materials or Test Article in any manner that does not comply with the CRADA, the Research Plan and the Protocol.

Modify Article 8 as follows:

8.7	Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data, or CRADA Materials, the other Party will have thirty (30) days to review proposed manuscripts and ~~three (3)~~ five (5) days to review proposed abstracts to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to ~~thirty (30)~~ sixty (60) additional days as necessary to file a Patent Application.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

FOR EXTRAMURAL-PHS CLINICAL RESEARCH

Modify Article 13 as follows:

13.13 Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. In particular, the Confidential Disclosure Agreement (CDA) between NIDDK and Intercept Pharmaceuticals, executed on November 20, 2009 (NIDDK No. 10-0053), is superseded by this CRADA upon execution of the CRADA.

PHS ECT-CRADA	Case Ref. No. DK-10-0109	MODEL ADOPTED June 18, 2009

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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